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                                                                    EXHIBIT 99.1



NEWS from H. L. LANZET, INC.

                                            12 Hull Street
                                            Oceanside, NY 11572
                                            (212) 888-4570 o (516) 763-1668
                                            Fax: (212) 888-4569 o (516) 763-1626

================================================================================
FOR IMMEDIATE RELEASE
CONTACT:          Greg Walling                           Ron Eilath
                  President & CEO                        CFO
                  Cabletel Communications                Cabletel Communications
                  (905) 475-1030                         (905) 475-1030

             CABLETEL RENEGOTIATES CREDIT TERMS WITH MAJOR SUPPLIER

MARKHAM, Ontario, May 22, 2002 - Cabletel Communications Corp. (AMEX: TTV; TSE:
TTV), the leading distributor of broadband equipment to the Canadian television and telecommunications industries, today announced that, concurrent with its previously reported establishment of a new CDN$15 million revolving credit facility with LaSalle Business Credit, the Company also renegotiated credit terms with a major supplier that included the conversion of US$2.2 million in outstanding payables owed by the Company into a senior subordinated promissory note.

The senior subordinated promissory note is in the principal amount of US$2.2 million. The note bears interest at the rate of 12% per annum and is repayable in agreed upon monthly installments of between US$60,000 and US $120,000 over the next two years. In connection with that renegotiation, the Company also issued to the supplier a warrant to acquire up to 200,000 shares of Cabletel's common stock at an exercise price of CDN$1.64 per share.

Greg Walling, President of Cabletel, stated: "Along with our new revolving credit facility, these revised credit terms greatly heighten Cabletel's ability to expand its current level of activity and enhance our growth potential."

Cabletel Communications offers a wide variety of products to the Canadian television and telecommunications industries required to construct, build, maintain and upgrade systems. The Company's engineering division offers technical advice and integration support to customers. Stirling Connectors, Cabletel's manufacturing division supplies national and international clients with proprietary products for deployment in cable, DBS and other wireless distribution systems. More information about Cabletel can be found at www.cabletelgroup.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in the Company's filings with the Securities and Exchange Commission.